Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statement Nos. 333-152176 and 333-142248 on Form S-8 of TFS Financial Corporation and subsidiaries of our reports dated November 26, 2019, relating to the consolidated financial statements of TFS Financial Corporation and subsidiaries and the effectiveness of TFS Financial Corporation and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of TFS Financial Corporation and subsidiaries for the year ended September 30, 2019.

/s/ Deloitte & Touche LLP
Cleveland, Ohio
November 26, 2019